FOR:	MERCER INTERNATIONAL INC.

APPROVED BY:	Jimmy S.H. Lee
Chairman & President
(604) 684-1099
For Immediate Release

Financial Dynamics
Investors: Eric Boyriven, Alexandra Tramont
(212) 850-5600

MERCER INTERNATIONAL INC. ANNOUNCES THE
APPOINTMENT OF TWO NEW EXECUTIVES

NEW YORK, NY, October 13, 2006 - Mercer International (NASDAQ: MERC, TSX: MRI.U) today announced the appointment of Claes-Inge Isacson to Chief Operating Officer effective November 6, 2006, and David Ure to Vice President, Controller, effective October 16, 2006.

Mr. Isacson brings over 24 years of senior level pulp and paper management to Mercer’s senior management team, with a focus on kraft pulp. He will assume his new role as COO, based in Mercer’s Berlin office. Mr. Isacson held the positions of President Norske Skog Europe, and then Senior Vice President Production for Norske Skogindustrier ASA between 1989 and 2004. His most recent posting was as President, AF Process, a consulting and engineering company working worldwide. He holds a Masters of Science, Mechanical Engineering

David Ure will assume his role as Vice President, Controller, based in Mercer’s Vancouver Corporate Office. David is a Certified General Accountant and was Controller at Catalyst Paper Corporation from 2001 to 2006, and Controller at Pacifica Papers Inc. from 2000 to 2001. He has been a Board Director for the Pulp and Paper Industry Pension Plan since 2000. He brings over ten years experience in the forest products industry to Mercer’s finance team.

Jimmy S.H. Lee, the CEO and President of the Company stated, “We are very pleased that with the continued growth of our operations, Mercer has attracted the calibre of management talent necessary to strengthen our management organization to handle such growth. The newly created COO position will work with the mill management teams to coordinate activities of the various mills to streamline operations and to achieve efficiencies obtainable from the larger scale of activities.”

Mercer International Inc. is a global pulp and paper manufacturing company. Mercer operates three modern NBSK pulp mills in Germany and Canada with a consolidated annual production capacity of approximately 1.3 million tonnes.

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